EXHIBIT 99

Prosensa Holding N.V.

2010 EQUITY INCENTIVE PLAN
1. Purpose

The purpose of this 2010 Equity Incentive Plan (the “Plan”) of Prosensa Holding N.V., a public limited liability company, with corporate seat in Leiden, The Netherlands, with address J.H. Oortweg 21, 2333 CH Leiden, The Netherlands, registered with the trade register of the chamber of commerce under number 28076693 (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent company or subsidiary companies as defined in Section 24a of Book 2 of the Netherlands Civil Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Managing Directors of the Company (the “Management Board”) and approved by the Board of Supervisory Directors of the Company (the “Supervisory Board”).

2. Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company, members of the Supervisory Board and members of advisory committees of the Company, including, but not limited to, members of the scientific and clinical advisory boards, are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8).

3. Administration and Delegation

(a) Administration by Board of Managing Directors. The Plan will be administered by the Management Board. Subject to the approval of the Supervisory Board, the Management Board (i) shall have authority to grant Awards subject to the approval of the Supervisory Board, where required, and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable; (ii) may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan; and (iii) may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Management Board and the Supervisory Board shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Role of the Supervisory Board. Notwithstanding anything to the contrary in these rules, approval of the Supervisory Board is required for all aggregate and significant individual grants of Awards under the Plan and to the terms and conditions of exercise, vesting, purchase or repurchase in relation thereto.

4. Stock Available for Awards

Subject to adjustment under Section 9, Awards may be made under the Plan for up to 4% of the outstanding common shares (“Common Shares”), nominal value 0,01 EUR per share, of the Company each year from the date of the annual general meeting of shareholders until the date of the subsequent annual general meeting of shareholders, any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). An aggregate of Awards for up to 4,080,276 Common Shares may be made under the Plan. If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of Common Shares subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), or results in any Common Shares not being issued, the unused Common Shares covered by such Award shall again be available for the grant of Awards under the Plan.

5. Stock Options

(a) General. Subject to the approval of the Supervisory Board the Management Board may grant options to purchase Common Shares (each, an “Option”) and determine the number of Common Shares to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable securities laws, as it considers necessary or advisable.

(b) Types of Options for US tax residents. An Option that the Management Board intends to be an “incentive stock option” as defined in Section 422 of the US Internal Revenue Code of 1986, as amended (the “Code”) (an “Incentive Stock Option”) shall only be granted to employees of Prosensa Holding N.V., any of Prosensa Holding N.V.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. Subject to the approval of the Supervisory Board the Management Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement, which may be less than, equal to, or greater than the Fair Market Value per Common Shares on the date the Option is granted; provided, however, (i) that the exercise price of (A) any Option intended to be an Incentive Stock Option and (B) any Nonstatutory Stock Option granted to a US tax resident shall be not less than 100% of the Fair Market Value per Common Share on the date the Option is granted unless, in the case of (B) such Option is structured to comply with Section 409A of the Code. For purposes of the Plan, the fair market value per Common Share, shall be determined by (or in a manner approved by) the Management Board (“Fair Market Value”) and (ii) in no event shall the exercise price of any Option be less than the nominal value per Common Share.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Management Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form of notice (which may be electronic) approved by the Company, together with payment in full (in a manner specified in Section 5(f)) of the exercise price for the number of Common Shares for which the Option is exercised. Common Shares subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by cheque, payable to the order of the Company, as appropriate;

(2) when the Common Shares are traded on a securities exchange approved for this purpose by the Management Board, except as may otherwise be provided in the applicable Option agreement or approved by the Management Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a cheque sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Stock Option agreement or approved by the Management Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would pay the exercise price for the portion of the Option being exercised by cancelling a portion of the Option as is equal to the exercise price divided by the Fair Market Value on the date of exercise provided, however, that the nominal value of the Common Shares must be paid in cash or by cheque.

(4) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Management Board, in its sole discretion, by payment of such other lawful consideration as the Management Board may determine; or

(5) by any combination of the above permitted forms of payment.

6. Stock Appreciation Rights

(a) General. Subject to the approval of the Supervisory Board the Management Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Shares or cash or a combination thereof (such form to be determined by the Management Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a Common Share over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date and to the extent required by law the nominal value of the Common Shares will be paid in cash or by cheque.

(b) Measurement Price. The Management Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Management Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Management Board.

7. Restricted Stock; Restricted Stock Units

(a) General. Subject to the approval of the Supervisory Board the Management Board may grant Awards entitling recipients to acquire Common Shares (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such Common Shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Management Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Management Board for such Award. Subject to the approval of the Supervisory Board the Management Board may also grant Awards entitling the recipient to receive Common Shares or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”). To the extent required by law the nominal value of the Common Shares will be paid with respect to each Restricted Stock Award.

(b) Terms and Conditions for All Restricted Stock Awards. The Management Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Stock Certificates. The Company may require that dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee).

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one Common Share or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of one Common Share. The Management Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant and for US employees such deferral shall be in a manner that complies with Section 409A of the Code.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(e) Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on a number of outstanding Common Shares (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or Common Shares and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to the extent provided in the applicable Award agreement. To the extent required by law the nominal value of each Common Shares will be paid.

8. Other Stock-Based Awards

(a) General. Other Awards of Common Shares, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Common Shares or other property, may be granted hereunder to Participants (“Other Stock-Based-Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in Common Shares or cash, as the Management Board shall determine.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Management Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

9. Adjustments for Changes in Common Shares and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Shares other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the number and class of securities and exercise price per Common Share of each outstanding Option, (iii) the Common Share and per-Common Share provisions and the measurement price of each outstanding SAR, (iv) the number of Common Share subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (v) the Common Share and per-Common Share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Management Board and approved by the Supervisory Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Shares by means of a stock dividend and the exercise price of and the number of Common Shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, Common Shares on the stock dividend with respect to the underlying Common Shares of the Common Shares acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger of the Company with or into another entity as a result of which all of the Common Shares of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Shares of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(i) In connection with a Reorganization Event and subject to the approval of the Supervisory Board, the Management Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Management Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Shares will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of Common Shares subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Management Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(ii) Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Management Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 9(b)(2)(A), then the unsettled Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(c) For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each Common Share subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Shares for each Common Share held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Common Shares); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common shares of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Management Board determined to be equivalent in value (as of the date of such determination or another date specified by the Management Board) to the per share consideration received by holders of outstanding Common Shares as a result of the Reorganization Event and to the extent required by law the nominal value of the Common Shares will be paid.

(1) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Management Board with the approval of the Supervisory Board determines otherwise, apply to the cash, securities or other property which the Common Shares were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Management Board may with the approval of the Supervisory Board provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

10. General Provisions Applicable to Awards

(a) Transferability of Awards. Awards (or any interest in an Award, including, prior to exercise, any interest in Common Shares issuable upon exercise of an Option or SAR) shall not be sold, assigned, transferred (including by establishing any short position, put equivalent position (as defined in Rule 16a-1 issued under the Exchange Act or comparable non-US provision) or call equivalent position (as defined in Rule 16a-1 issued under the Exchange Act or comparable non-US provision)), pledged, hypothecated or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, and, during the life of the Participant, shall be exercisable only by the Participant; except that Awards may be transferred to family members (as defined in Rule 701(c)(3) under the Securities Act or comparable non-US provision) through gifts or (other than Incentive Stock Options) domestic relations orders or to an executor or guardian upon the death or disability of the Participant. The Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall deliver to the Company a written instrument, as a condition to such transfer, in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Management Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Management Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Management Board need not treat Participants uniformly.

(d) Termination of Status. The Management Board with the approval of the Supervisory Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable national, federal, state, and local or other income, national insurance, social and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Shares under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any Common Shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price unless the Company determines otherwise. If provided for in an Award or approved by the Management Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of Common Shares, including Common Shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Management Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Common Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. Subject to the approval of the Supervisory Board the Management Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Management Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9.

(g) Conditions on Delivery of Common Shares. The Company will not be obligated to deliver any Common Shares pursuant to the Plan or to remove restrictions from Common Shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the delivery of such Common Shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements or deeds as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. Subject to the approval of the Supervisory Board the Management Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(i) Agreement in Connection with Initial Public Offering. The documentation evidencing each Award will require a Participant, in connection with the initial underwritten public offering of the Common Shares on a recognized stock exchange, (i) not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Shares or any other securities of the Company or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Common Shares or other securities of the Company during a specified period and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.

11. Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any

Common Shares to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan shall become effective once it is adopted by the Supervisory Board and approved by the Company’s stockholders. No Awards shall be granted under the Plan after the expiration of 10 years from the earlier of (i) the date on which the Plan was adopted by the Supervisory Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. Subject to the approval of the Supervisory Board, the Company may amend, suspend or terminate the Plan or any portion thereof at any time. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Supervisory Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.

(e) Authorization of Sub-Plans (including Grants to non-Dutch Employees). Subject to the approval of the Supervisory Board, the Company may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Company shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Company discretion under the Plan as the Company deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Company shall deem necessary or desirable. All supplements adopted by the Company shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Section 409A of the Code for US tax residents. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, other employee, or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Management Board’s and the Supervisory Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Netherlands, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Netherlands. Any disputes arising out of or in connection with the Plan shall, to the extent permitted by law, be submitted exclusively to the competent court of The Hague.